Exhibit 99.1

François Ribeiro Appointed as CEO of Infinite Reality Europe

After 25 years in real-life events, Ribeiro’s transition from Warner Bros. Discovery Sports (WBD Sports) to Infinite Reality marks a transformative leap into the future of fan engagement through digital immersive experiences

LOS ANGELES and PARIS (June 27, 2023) - Infinite Reality (iR), a leading provider of cutting-edge immersive virtual experiences, is pleased to announce the appointment of François Ribeiro as CEO of its European division.

Ribeiro brings extensive experience in the sports and entertainment industry, having previously served as the Head of Discovery Sports Events at WBD Sports. In this role, he played a pivotal role in delivering captivating sporting events to audiences worldwide. Now leading Infinite Reality’s European operations, Ribeiro will utilize his visionary approach to drive the company’s innovative fan and audience engagement strategy.

This appointment comes at a critical juncture, with immersive experiences, the Metaverse, and Web3 garnering unprecedented interest. As digital interaction enters a new dimension, Infinite Reality is perfectly positioned to capitalize on this transformative phase, creating captivating and interactive experiences that resonate with global audiences.

“Knowing that 95% of global sports fans will never have the chance to see their favorite team play live means that we have to continue to find innovative ways to bring sports experiences to them,” said Jay Kaufman, Executive Vice President, Head of Sports at National Research Group (NRG). “The entry points into sports, and the ways fans engage with the sports and athletes they love are rapidly evolving.  Infinite Reality’s immersive digital experiences are uniquely positioned to guide this process.”

“We are delighted to welcome François to Infinite Reality. His profound understanding of the sports industry, coupled with his forward-thinking approach to fan engagement, will be invaluable as we continue to push boundaries in the realm of immersive digital experiences,” said John Acunto, CEO of Infinite Reality, Inc. “His addition to our team reflects our commitment to delivering engaging experiences for audiences of all kinds.”

Ribeiro himself recognizes the potential of immersive digital experiences in various sectors, given the concentration of global sports rights holders and industry leaders in Europe. He highlights how investing in virtual reality can diversify and expand revenue streams for event organizers by monetizing remote digital experiences of real-life events, catering to fans unable to attend physically. Moreover, the interactive capabilities of this technology elevate online sales standards to provide a first-class interactive retail experience and transform streaming into a shared moment. Ultimately, digital immersive experiences offer brands the opportunity to engage directly with consumers, gain insight into their customers, establish transactional spaces, and convert audiences into loyal users.

“I am thrilled to join the talented team at Infinite Reality and spearhead the company’s expansion in Europe,” said François Ribeiro. “The immersive digital experience technology has the power to redefine and revolutionize consumer engagement across multiple sectors, including sports, entertainment, luxury, automotive, energy, education, and retail. It provides brands with a unique opportunity to connect with customers on a deeper level, foster relationships, and own a dedicated space for transactions. I am excited to be a part of this transformative journey.”

About Infinite Reality, Inc.

Infinite Reality (iR) helps clients with audiences develop immersive experiences that convert those audiences into users. An iR powered virtual experience enables brands and creators to fully control the ways in which they commercialize their creations, distribute content, and communicate with their communities. With deep expertise in Hollywood production, iR develops world-class products and experiences that upend traditional, passive one-way viewership of events and static online retail transactions while shaping the future of audience engagement, brand loyalty, and fan commitment. The Services and Advisory teams manage, design, and oversee custom builds, leveraging the Technology team’s platform development expertise. Infinite Reality’s products are hardware agnostic, do not require any special equipment, and can be viewed and experienced on laptop, desktop, mobile phone, tablet, and Smart TV. iR Studios, one of the largest independent production studios in the country, works collaboratively with iR’s expert Innovation team to develop proprietary technology for Metaverse creation and immersive experiences, including live event virtualization and remote collaboration tools, from their 150,000 sq. ft. state-of-the-art facility. Visit theinfinitereality.com.

Contact:

Mark Smith

818-398-1424

Press@theinfinitereality.com